Project No.: 685064

Industrial Research Assistance Program (IRAP) Contribution Agreement to Firms

This Contribution Agreement is made in duplicate

Between:

National Research Council Canada
as represented by its Industrial Research Assistance Program (NRC-IRAP)
IRAP - Atlantic & Nunavut Regional Office
1411 Oxford Street
Halifax, NS B3H 3Z1

(herein called the "NRC")

And:

Environmental Control Corp.
82 Kenmount Road
St. John's, NL A1B 3N7

(herein called the "Firm")

1. This Contribution Agreement comes into effect on 2009/04/01 (yyyy/mm/dd) and terminates on 2010/11/30 (yyyy/mm/dd).
2. The NRC agrees to contribute up to a maximum of $235,477 for Costs Incurred in the direct performance of the Work undertaken by the Firm as described in the attached Statement of Work (hereafter referred to as "the Work") and in accordance with the Basis of Payment and Conditions of Contribution.
3. The Firm agrees to undertake the Work and understands and accepts all the conditions of the Basis of Payment and the Conditions of Contribution.
4. This Contribution Agreement shall become null and void if not signed and returned to NRC within forty-five (45) days of the signature date of the contracting authority of the NRC.

National Research Council Canada

KAMcBride

Kristi McBride
Director

2008/11/14
Date (yyyy/mm/dd)

Environmental Control Corp.

Albert Hickman
President/CEO

Date (yyyy/mm/dd)

Canada

a) **"Adequate Financial Records"** refer to the keeping of financial information in a way that will ensure the trustworthiness and readability of the information recorded. Books of account have to permit the segregation and verification of all transactions pertaining to the NRC Financial Contribution and be supported by source documents that verify the information in the records and books of account.

b) **"Audit"** is an examination of the Firm's accounts, records or any other evidence deemed necessary by NRC in the circumstances related to the NRC supported projects/activities and to the Contribution Agreement. Technical aspects of the Work described in the Contribution Agreement may also be audited.

c) **"Benefits to Canada"** are the public benefits which improve the social and economic well-being of Canadian taxpayers who are not direct recipients of the NRC Financial Contribution. These are the net benefits that derive from the Work supported by NRC, such as: new economic growth, the creation or saving of Canadian jobs, better/cheaper goods and services, improved health and safety, and environmental improvements.

d) **"Contractor"** is a person or an entity engaged by the Firm under contract to perform any task or service devoted to the accomplishment of the Work described in the Contribution Agreement. In some cases, a firm will engage an individual to work on a project not as a payroll employee but as a self-employed worker. NRC-IRAP refers to these individuals as contracted employees and treats these individuals as contractors.

e) **"Contractor Fees"** are amounts invoiced by a Contractor for the services rendered to the Firm under the Contribution Agreement.

f) **"Contribution Agreement"** means an agreement entered into between the National Research Council Canada and a recipient of a contribution, which describes the obligations of each.

g) **"Cost Incurred"** is an outlay or expenditure made by the Firm in the direct performance of the Work described in the Contribution Agreement. These expenditures are to be paid in cash.

h) **"Generally Accepted Accounting Principles (GAAP)"** encompass broad principles and conventions of general application as well as rules and procedures that determine Canadian accounting practices at a particular time.

i) **"Intellectual Property"** means any intellectual component produced in the course of the Work, including, without limitation, software and chemical formulae, that could be protected by the Firm through patents, copyrights, industrial designs, trademarks, trade secrets or any other available means.

j) **"NRC Financial Contribution"** is a conditional transfer payment from NRC to the Firm for a specified innovation project/activity, pursuant to a Contribution Agreement and is subject to be accounted for and audited.

k) **"NRC-IRAP Project Costs"** is the sum of Salary Costs, Contractor Fees and Overhead Costs, associated with the Work to be carried out over the project/activity period, as specified in the Contribution Agreement.

l) **"Overpayment"** means the NRC funds received by the Firm to which the Firm was not entitled.

m) **"Related Parties"** include people acting in concert without separate interest, notably individuals who are related to each other by blood, marriage, adoption, common-law relationships, or close business ties. Such a non arm's length relationship may also exist between individuals and partnerships or corporations. Two or more parties are considered to be Related Parties if one of them is controlled, directly or indirectly in any manner whatever, by the other. Where two unrelated parties are related to the same third party as described above, they will also be deemed as Related Parties.

n) **"Salary Costs"** are the amounts that are paid, or to be paid (excluding benefits, incentives or bonuses) for Work performed on a regular basis by an employer to an employee, from which the employer withholds payroll deductions to the proper authorities on behalf of the employee. Salaries claimed under the Contribution Agreement have to be claimed at a straight time rate and cannot include any statutory holidays, sick leave and vacation pay.

o) **"Total Government Assistance"** is calculated on the basis of the following types of federal, provincial and municipal assistance towards the same eligible costs:

* All grants and assistance being considered;
* Any other grant or contribution for which the applicant may be eligible;
* All new investment in the applicant business in the form of capital stock or equity from a Crown corporation or government department, in proportion to the total investment being made to the project;
* Implicit subsidies, including low interest or interest free loans, based on the difference between the total interest payable and the total interest that would be payable at normal commercial interest rates;
* Forgivable loans;
* Provisions for potential losses on loan guarantees and loans, where such guarantees or loans are issued by governments, ministers or agencies created for the purpose of administering programs, except where the assistance is provided by a Crown corporation whose principal function is of a banking nature. This provision will be set at five (5) percent of the amount guaranteed or such other amount as is based on program experience; and
* Investment tax credits to which the applicant would be entitled such as Scientific Research and Experimental Development Tax Credits.

p) **"Work"** is the undertaking of the Firm as described in the attached Statement of Work.

1. Project Title

Lawn Care Catalysts, Catalytic Muffler for Small Engines

2. Objective(s)

To determine the modifications required to adapt the catalytic muffler technology developed by the Firm to various sizes of OEM engines and to determine the factors influencing the durability of the catalytic mufflers on the various engine types.

The technical objective of the project is to develop catalytic muffler prototypes to fit each class of lawn and garden equipment. Each muffler will meet the following requirements:

- Allow the applicable engine to meet and exceed both current and upcoming emission standards for Canada and the US.
- Last for the full useful life of the engine.
- Use the least amount of precious materials possible.
- Have little to no negative effect on engine performance or output.

3. Plan of Work

The project is broken into two sequential phases as follows:

Phase 1 - Evaluation of Four Engine/Catalytic Muffler Combinations

Task 1.0: Project Management

Objective: To create and maintain proper project controls and communication and to ensure all tasks are adequately managed and documented.

Task 1.1: Baseline Original Engine Equipment (4 Engines)

Objective. To determine approximate level of THC, NOx and CO being emitted from each engine in its original state at zero hours.

Outcome: Documented baseline emission results from OEM configuration at zero hours.

Task 1.2.1: Design and Assemble Catalytic Muffler Prototypes (4 Engines)

Objective: To design and assemble catalytic muffler concept designs to fit a sample of engine classes based on baseline results from Task 1.1. Four engines are to be outfitted during this phase.

Outcome: Operational catalytic muffler concept designs, and contract with manufacturer to build professional prototypes based on concept designs.

Task 1.2.2: Manufacture Professional Prototypes (4 Engines)

Objective: To have a manufacturer build professional catalytic muffler prototypes based on concept designs and images produced in Task 1.2.1.

Outcome: Operational catalytic muffler prototypes.

Task 1.3: Analyze Effectiveness of Catalytic Muffler Prototypes (4 Engines)

Objective: This phase of the R&D program will use dynometers and other specialized monitors/instrumentation to determine exactly which final modifications must be made, if any. Therefore, the objective is to precisely assess the current prototypes' ability to reduce harmful emissions throughout the suggested useful life of the outfitted engines, determine whether or not the muffler is having a significant impact on backpressure, and make any necessary adjustments. Potential adjustments include, but are not limited to, the size of the substrates, the substrates' density in cells per-square-inch and

modifications to the expansion chamber. All procedures are to be completed in accordance with J1088.

Outcome: Determine an optimal catalytic muffler design for each of the outfitted engines, taking into consideration both emissions, as well as, durability.

Task 1.4: Documentation and Technical Reporting

Objective: To produce a technical report suitable for submission to NRC/IRAP.

Outcome: A technical report suitable for submission to IRAP. A clear understanding of project results gained by all stakeholders in the project.

Phase 2 - Evaluation of a Further Three Engine/Muffler Combinations

Task 2.0: Project Management

Objective: To create and maintain proper project controls and communication and to ensure all tasks are adequately managed and documented.

Outcome: Documentation and communication throughout entire project, acquisition of necessary equipment, fuel and supplies.

Task 2.1: Baseline Original Engine Equipment (Remaining 3 Engines)

Objective: To determine approximate level of THC, NOx and CO being emitted from each engine in its original state at zero hours.

Outcome: Documented baseline emission results from OEM configuration at zero hours.

Task 2.2.1: Design and Assemble Catalytic Muffler Prototypes (3 Engines)

Objective: To design and assemble catalytic muffler concept designs to fit a sample of engine classes based on baseline results from Task 2.1. Three engines are to be outfitted during this phase.

Outcome: Operational catalytic muffler concept designs, and contract with manufacturer to build professional prototypes based on concept designs.

Task 2.2.2: Manufacture Professional Prototypes (3 Engines)

Objective: To have a manufacturer build professional catalytic muffler prototypes based on concept designs and images produced in Task 2.2.1.

Outcome: Operational catalytic muffler prototypes.

Task 2.3: Analyze Effectiveness of Catalytic Muffler Prototypes (3 Engines)

Objective: This phase of the R&D program will use dynometers and other specialized monitors/instrumentation to determine exactly which final modifications must be made, if any. Therefore, the objective is to precisely assess the current prototypes' ability to reduce harmful emissions throughout the suggested useful life of the outfitted engines, determine whether or not the muffler is having a significant impact on backpressure, and make any necessary adjustments. Potential adjustments include, but are not limited to, the size of the substrates, the substrates' density in cells per-square-inch and modifications to the expansion chamber. All procedures are to be completed in accordance with J1088.

Outcome: Determine an optimal catalytic muffler design for each of the outfitted engines, taking into consideration both emissions, as well as, durability.

Task 2.4: Documentation and Technical Reporting

Objective: To produce a technical report suitable for submission to NRC/IRAP.

Outcome: A technical report suitable for submission to IRAP. A clear understanding of project results gained by all stakeholders in the project.

1.0 Terms of Payment

1.1 NRC agrees to reimburse the Firm for Costs Incurred in the direct performance of the Work as follows:

- 80% of internal supported Salaries (excluding benefits, incentives and bonuses), up to a maximum of $115,832.
- 50% of supported Contractor Fees, up to a maximum of $119,645.

1.2 No tax will be reimbursed by NRC under this Contribution Agreement and the Firm must remove all tax costs from claims prior to the submission to NRC for payment.

1.3 The Firm agrees to submit a claim to NRC monthly, in arrears, for Costs Incurred as specified in clause 1.1 of the Basis of Payment.

All claims, submitted for Costs Incurred, as specified in clause 1.1 of the Basis of Payment, must be supported by a status/final report(s) covering the claim period.

Salary Costs that are submitted to NRC for reimbursement must be recorded by the Firm as liabilities and then must normally be settled in cash within sixty (60) days of the costs being incurred. Costs Incurred related to Contractor Fees which are submitted to NRC for reimbursement must be recorded by the Firm as liabilities and must normally be settled in cash within sixty (60) days of the date of the Contractor's invoice.

At all times, the Firm is under the obligation to keep all Proof of Costs Incurred and Paid related to submitted claims.

1.4 When submitting a claim, details related to the Salary should include costs and employee(s) name and other information as per NRC standard claim form. When submitting a claim for Contractor Fees, the Contractor's invoice is required, or in the case of contracted employees, time records which include name(s) and total salary paid.

The Firm must ensure that the invoice(s) or time record(s) it receives from a Contractor clearly identifies the NRC project number and/or title, the period covered by the invoice and the costs claimed. The Firm may add this information if it is not indicated on the invoice.

If the Firm does not use the standard NRC claim form, each claim submitted to NRC must include all the information contained in the standard NRC claim form and must be printed on the Firm's letterhead.

1.5 The Firm agrees to provide NRC the reports on the dates outlined in clause 3.0 of the Basis of Payment. The Firm acknowledges that failure to comply with these requests will cause the payments of current and subsequent claims to be delayed or stopped.

1.6 NRC may agree to the reallocation of funds between the above payment categories provided that NRC is advised in advance of the reasons for the proposed changes and that NRC is in agreement with the need for such changes.

1.7 Any substitution of project resources(s) pertaining to internal Salary Costs and Contractor Fees must be accompanied by supporting information and approved by NRC in writing.

2.0 Summary of NRC's Financial Contribution by Federal Government Fiscal Year

For the period of 2009/2010	**$125,717 max.**
For the period of 2010/2011	**$109,760 max.**
NRC Total Contribution	**$235,477 max.**

Claims for reimbursement, in accordance with clause 1.1 of the Basis of Payment, in a given federal government fiscal year (April 1 to March 31) must be submitted no later than five (5) working days after the end of the federal government fiscal year. The maximum contribution amount per federal government fiscal year cannot be exceeded without prior approval of NRC.

No unclaimed portion of these maximum annual amounts will be added to subsequent federal government fiscal year limits without the express written consent of NRC.

3.0 Reports and Meetings Schedule

Date	Description
	Status report to be submitted with each Claim
N/A	Upon the completion of Phase 1, the Firm shall provide an interim report which will demonstrate successful development of prototype catalytic mufflers for each of the four engine types identified in Phase 1; results, on final testing, indicating that substantial reductions in the pollutants of interest are achievable without detrimental effects on the original engines; minimum acceptable success will be defined as the muffler being able to reduce emissions below the levels specified in currently contemplated EPA and CARB regulations.
	Final report required with Final Claim

4.0 Special Conditions

Description

Continuation of project to Phase 2 will be conditional based on NRC's review and approval of the interim report of Phase 1.

OBLIGATIONS OF THE FIRM

1. During the life of this Contribution Agreement, the Firm must demonstrate, to the satisfaction of NRC, acceptable performance of the Work, and the capability of continuing to perform the Work. The Firm must permit NRC to inspect the facilities used by the Firm in the performance of the Work and must agree to discuss the Work, with NRC representatives.

2. In its performance of the Work, the Firm must maintain adequate environmental protection measures, including those for bio-hazardous materials, to satisfy the requirements of all relevant regulatory bodies.

3. The Firm warrants that no human or animal experimentation will be involved in the Work. If during the course of the Work, human or animal trials will be part of the Work, the Firm must immediately notify NRC and obtain NRC approval before receiving further NRC funding and before commencing experimentation.

   Failure to obtain NRC approval before commencing experimentation shall be considered a breach under clause 23.

4. Any significant change made to the Statement of Work or the Basis of Payment must be agreed to in writing by both the Firm and NRC. The Firm's failure to comply with this clause may result in NRC taking any, or any combination of the following actions:

   a) Withhold payment on any outstanding claims;
   b) Reduce the amount of this contribution;
   c) Treat any amount of a contribution paid on the basis of the original Statement of Work or Basis of Payment as an overpayment under clause 34; and
   d) For greater certainty, treat the failure as a breach under clause 23.

5. The Firm must submit reports and claims to NRC as specified in the Basis of Payment. Payment of claims is contingent upon receipt of those reports.

6. The Firm must declare any amounts which it owes to the federal government under legislation or contractual agreements and recognizes that amounts due to the Firm may be set-off against amounts owing to the Crown.

7. The Firm must maintain adequate records related to the performance of the Work under this Contribution Agreement. Upon reasonable notice, the Firm must make such records available to authorized representatives of NRC for inspection, auditing or copying and must permit authorized representatives of NRC to have access to the Firm's facilities and personnel for the purpose of inspection and interviewing. NRC reserves the right to conduct any type of audits deemed appropriate. The rights granted in this clause shall survive the termination of this Contribution Agreement for a period of three (3) years.

7.1 Adequate Financial Records and Accounts must be kept in accordance with Canadian Generally Accepted Accounting Principles (GAAP). These records must be maintained with proper segregation and identification of the costs associated with the Work supported under this Contribution Agreement (project accounting system).

7.2 As the employer, the Firm shall maintain appropriate records and accounts of employees' salary payments and payroll deductions thereof to the proper authorities. Required evidence shall include, but not be limited to the following items: time records, payroll ledger, third-party payroll statement, cancelled cheques, bank statements, direct deposit statements and T4s.

7.3 Required evidence for an independent Contractor shall include, but not be limited to the following items: invoice(s) and cancelled cheque(s). Required evidence for a contracted employee shall include, but not be limited to the following items: 1) invoice(s) and cancelled cheque(s); or 2) time records, T4A and cancelled cheque(s). The independent Contractor or the contracted employee cannot be on the Firm's payroll and cannot be claimed under the salary item.

7.4 Other records that may serve to support costs related to the performance of the Work are receipts, general ledger, financial statements, tax returns, claims for SR&ED tax credits and any other proof of payment.

8. The Firm shall give written notice to NRC if:

a) there are significant changes in ownership or control of the Firm;
b) there are any changes to the Firm's name or address. The Firm must provide the appropriate legal documents for the name change.

9. The Firm must notify NRC of any changes in the business relationship with any of its Contractors which may cause such relationship to cease being at arm's length (the Related Party) as defined in the *Income Tax Act* of Canada. In such cases, costs must be charged as costs incurred by the Related Party and not the "charge-out" rate. Related Party status will be confirmed at NRC's discretion.

10. The Firm shall not assign this Contribution Agreement in whole or in part to a third party without the prior written consent of NRC.

11. The Firm warrants and covenants that:

a) it has not, nor has any person on its behalf, offered or promised to any official or employee of Her Majesty the Queen in right of Canada any bribe, gift or other inducement with the view of obtaining this Contribution Agreement;

b) it has not directly or indirectly paid or offered to pay and will not directly or indirectly pay to any person (other than to an employee of the Firm acting in the normal course of the employee's duties) a commission or contingency fee dependent upon the signing of this Contribution Agreement by both parties;
c) no member of the House of Commons shall be admitted to any share or part of this Contribution Agreement or to any related benefits; and
d) no current or former public office holder or public servant who is not in compliance with the *Conflict of Interest and Post-employment Code for Public Office Holders* or the *Values and Ethics Code for the Public Service* shall derive a direct benefit from this Contribution Agreement.

12. The Firm acknowledges that it is an obligation under this Contribution Agreement that any person lobbying on its behalf is registered pursuant to the *Lobbyists Registration Act*.

13. The Firm must not use the name of the National Research Council Canada (NRC) in any manner that may imply endorsement or approval of a product, process or business. The Firm must obtain the written consent of the NRC prior to including the NRC name in any promotional materials, including press releases and advertisements.

14. The Firm shall indemnify NRC in respect of any claim against NRC by a third party resulting directly or indirectly from the Firm's performance of the Work or use by the Firm or a third party of the results arising from the Work funded under this Contribution Agreement. The Firm shall not take action against NRC for failure or delay in performance caused by circumstances beyond NRC's reasonable control, or for incorrect data supplied, advice given or opinions expressed in relation to the Work.

15. If the Firm receives financial assistance for the Work from any level of government, the Firm must immediately notify NRC in writing. In such cases, NRC reserves the right to reduce the amount of its contribution.

FIRM'S BENEFITS TO CANADA OBLIGATIONS

16. The Firm acknowledges that this Contribution Agreement has been entered into by NRC in order to achieve NRC's Benefits to Canada objectives.

17. The Firm must obtain prior written consent from NRC if, during the life of this Contribution Agreement, it intends to do part of the Work outside of Canada. This would be approved if the Firm could demonstrate to NRC's satisfaction that no suitable Canadian collaborator is available.

18. The Firm is expected to own the Intellectual Property (IP) produced during the Work. In addition, the Firm is responsible for protecting it by taking measures such as requiring third parties to sign confidentiality agreements before disclosure by the Firm of IP, including trade secrets. However, if some or all of the IP is, or is to be, owned by another person or entity, the Firm must enter into an agreement which, in the opinion of NRC, gives the Firm a licence to use such IP for all purposes relevant to this Contribution Agreement.

19. The Firm shall endeavour to exploit the results of the Work to the public benefit of Canada. During the life of this Contribution Agreement and within five (5) years after the end of this Contribution Agreement, the Firm shall obtain NRC's prior written consent to:

    a) enter into any third party agreement that may limit the Firm's control of the IP (whether that control constitutes ownership or some other licensing agreement to which NRC has consented under clause 18), which third party agreements include, without limitation, any change in ownership or control of the Firm including a transaction under which the Firm may amalgamate or merge with another entity;

    b) manufacture or cause the manufacture outside of Canada of any products, services or processes that incorporate the IP;

    c) sell or otherwise dispose of the IP to any person or entity outside of Canada; and

    d) license the IP for the purpose of manufacturing or producing outside of Canada of any products or services that incorporate the IP.

20. Except as limited by clause 19 (b) above, the Firm may disclose or license the IP, including, without limitation, software, when necessary to permit generally accepted use by authorized customers or users.

21. During the life of this Contribution Agreement and for five (5) years after the end of this Contribution Agreement, the Firm shall obtain NRC's prior written consent to undertake any action that would adversely impact its ability to fulfill its Benefits to Canada obligations.

22. The Firm must maintain data, as specified by NRC, relating to its performance and the Benefits to Canada results traceable to this Contribution Agreement for at least the first five (5) years after the end of this Contribution Agreement, and must provide NRC with such data upon request.

BREACHES BY THE FIRM

23. Each of the following constitute a breach of this Contribution Agreement:

    a) Misrepresentation or the submission of false information to NRC;

    b) Failure by the Firm to disclose relevant information which may have a negative impact on the Firm's financial position; and

    c) Failure of the Firm to satisfy any of the warranties, terms, conditions, requirements and obligations under this Contribution Agreement.

24. Consequences of a breach may be one or more of the following:

    a) Suspension or termination by NRC of this Contribution Agreement;
    b) Suspension or termination by NRC of any other Contribution Agreement that the Firm may have with NRC;
    c) Refusal by NRC to provide future assistance to the Firm;
    d) NRC's demand for, and the Firm's obligation to, immediately repay to NRC all or part of the amount paid by NRC to the Firm under this Contribution Agreement. The amount demanded for repayment shall bear interest as described in clause 35; and
    e) Any other action by NRC permitted by law.

25. In the event of a breach, NRC shall inform the Firm by written notice ("Notice of Breach").

26. Unless the Firm can demonstrate to NRC's satisfaction, within fourteen (14) days of the date of the Notice of Breach, that either the breach has not occurred or that the breach has been fully remedied, the Firm shall be fully bound by and comply with the terms of the Notice of Breach.

27. Failure on the part of NRC to act on any breach does not constitute a waiver of NRC's right to act on that breach or any other breach.

28. Clauses 23 to 27 of this Contribution Agreement shall survive the expiration or termination of this Contribution Agreement.

GENERAL TERMS AND CONDITIONS

29. NRC is not liable for any loans, capital leases or other obligations that the Firm may have contracted in relation to the obligations for which the NRC Financial Contribution is provided.

30. Financial assistance is conditional upon there being an appropriation by Parliament and Treasury Board approved terms and conditions for the Industrial Research Assistance Program. NRC may cancel or reduce its financial assistance in the event that departmental funding levels are changed by Parliament.

31. Any notice required under this Contribution Agreement shall be sent to the address stated at the beginning of this Contribution Agreement or the last address provided by the Firm to NRC.

32. Nothing in this Contribution Agreement shall be construed as creating a partnership, joint venture or agency relationship between NRC and the Firm.

33. The Firm must indicate in writing, or by a clear label, the confidentiality of any specific information, which it wishes to be treated as confidential by NRC. Protection from third-party access to confidential business information supplied to NRC is provided by the federal *Access to Information Act*.

34. Any overpayments or erroneous payments made by NRC to the Firm are debts due to the Crown. Debts shall bear interest, as described in clause 35. Cases of overpayment may occur in any of the following situations:

    a) NRC reimburses the Firm for costs claimed which are not covered in the Basis of Payment;

    b) NRC reimburses the Firm for costs claimed recorded as liabilities by the Firm but not settled in cash as per the terms of this Contribution Agreement;

    c) Total contributions from all levels of government exceed seventy five (75) percent of NRC-IRAP Project Costs.

    If the firm has received an overpayment or erroneous payment as a result of fraud, falsification of documents or wilful misrepresentation, interest may be calculated from the time the overpayments or the erroneous payment was made by NRC under this Contribution Agreement.

35. The Firm shall pay interest on any overdue amounts owed to NRC under this Contribution Agreement. Interest calculated and compounded monthly at the fluctuating Payment on Due Date Interest Rate set out at http://www.pwgsc.gc.ca/recgen/text/podd-e.html must be paid on overdue amounts from the date when payment is due until the date it is received. An administrative charge of twenty five (25) dollars will be invoiced for any cheque which is refused payment by the bank on which it is drawn.

36. NRC may terminate this Contribution Agreement immediately if the Firm ceases operations, winds up, enters into receivership, becomes insolvent, or bankrupt. NRC will seek to recover any debts due to the Crown related to the Firm's obligations under this Contribution Agreement that existed prior to its termination.

37. The Firm shall have no obligation to NRC to perform the Work after notice of termination is given by NRC. NRC shall not reimburse costs incurred subsequent to the termination date, or any costs incurred at a rate greater than the typical rate before the notice was given. Any termination is without prejudice to the rights and obligations of the parties, which have accrued before termination.

NEGOTIATED EXIT

38. The Firm acknowledges that NRC's Benefits to Canada objectives will not be realized should the Firm decide not to fulfill its obligations under this Contribution Agreement. The Firm shall comply with the following in order to be relieved of its obligations under this Contribution Agreement:
    a) Inform NRC in writing of its desire to be relieved of its obligations under this Contribution Agreement;
    b) Pay to NRC an amount (herein called the "Exit Payment") to be determined by NRC, which will be no more than two (2) times the amount paid by NRC to the Firm; and
    c) In order for the Exit Payment to be reduced by NRC to an amount less than the maximum amount described above, the Firm must demonstrate to NRC's satisfaction that there will be residual Benefits to Canada related to the Work. In these cases, NRC may also request that the Firm comply with certain conditions.

39. The Firm shall not be released from any of its obligations under this Contribution Agreement until it complies with the requirements and conditions issued according to clause 38. The Firm accepts the present requirements to be a fair and reasonable equivalent for the performance of this Contribution Agreement and execution of all the Firm's obligations under this Contribution Agreement.